Exhibit 99.1

NEWS RELEASE
FIRST POTOMAC REALTY TRUST ANNOUNCES EXERCISE
OF OVER-ALLOTMENT OPTION
BETHESDA, Md.—(October 2, 2008) — First Potomac Realty Trust (NYSE:FPO) today announced that the Company’s underwriters have exercised their option to purchase an additional 375,000 common shares of beneficial interest in the Company to cover over-allotments. Including the over-allotment, the Company sold a total of 2,875,000 shares in its follow-on offering, raising net proceeds of approximately $44 million.
KeyBanc Capital Markets Inc. acted as the sole book-running manager for the offering. Robert W. Baird & Co., Stifel, Nicolaus & Company, Incorporated, BMO Capital Markets Corp., Janney Montgomery Scott LLC and Keefe, Bruyette & Woods, Inc., acted as co-managers.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any common shares, nor shall there be any sale of such common shares in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state. The offering will be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained by contacting KeyBanc Capital Markets Inc., 800 Superior Avenue, Cleveland, OH 44114.
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company’s portfolio totals approximately 12 million square feet. The Company’s largest tenant is the U.S. Government.
First Potomac Realty Trust’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.
Forward-Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic and market conditions, the Company’s ability to complete acquisitions on acceptable terms, failure of customary closing conditions and other
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7600 Wisconsin Avenue, 11th Floor  •  Bethesda, MD 20814  •  Phone: (301) 986-9200  •  Fax: (301) 986-5554

FPO Announces Exercise of Over-Allotment Option

October 2, 2008
risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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